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                                                                    EXHIBIT 2(d)


                             EXCELSIOR FUNDS, INC.

             Amendment of By-Laws as adopted at the Regular Meeting
                  of the Board of Directors held May 16, 1997


          RESOLVED, that ARTICLE I, SECTION 6 of Excelsior Funds, Inc.'s By-Laws be, and hereby is, amended and restated in its entirety as follows:

               SECTION 6.  Organization.  At every meeting of the stockholders,
                           ------------
     the Chairman of the Board, if one has been selected and is present or, if not, the President, or in the absence of the Chairman of the Board and the President, a Vice President, or in the absence of the Chairman of the Board, the President and all the Vice Presidents, a chairman chosen by the Chairman of the Board, the President, a Vice President or the Secretary, shall act as chairman; and the Secretary, or in his absence, an Assistant Secretary, or in the absence of the Secretary and all the Assistant Secretaries, a person appointed by the Chairman of the Board, the President, a Vice President, the Secretary or the chairman of the meeting of stockholders, shall act as secretary.